Exhibit L

ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050 BOSTON NEW YORK SAN FRANCISCO WASHINGTON, DC

November 20, 2006

Kohlberg Capital, LLC

295 Madison Avenue, 6th Floor

New York, New York 10017

Re:	Kohlberg Capital Corporation

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form N-2 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 15,525,000 shares (the “Shares”) of Common Stock, $.01 par value (the “Common Stock”), including 2,025,000 shares of Common Stock to cover over-allotments, if any, of Kohlberg Capital Corporation, a Delaware corporation that will result from the conversion (the “Conversion”), in accordance with Section 265 of the Delaware General Corporation Law and Section 216 of the Delaware Limited Liability Company Act, of Kohlberg Capital, LLC, a Delaware limited liability company (collectively with Kohlberg Capital Corporation, the “Company”), such Conversion to be effected prior to the issuance of the Shares as described in the Registration Statement. The Shares are to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and underwriters named in the Underwriting Agreement.

We have acted as counsel for the Company in connection with the proposed issuance and sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that, upon the Conversion, the Shares will be duly authorized and, when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

Kohlberg Capital, LLC	November 20, 2006

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray
Ropes & Gray LLP